UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) October 20, 2014

AutoNation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 SW 1st Ave
Fort Lauderdale, Florida 33301
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2014, the Board of Directors (the “Board”) of AutoNation, Inc. (the “Company”) increased the size of the Board to 11 directors and appointed Tomago Collins as a member of the Board effective immediately. The Board determined that Mr. Collins qualifies as independent under the director independence standards set forth in the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange.

Mr. Collins will participate in the Company’s non-employee director compensation program, pursuant to which he will receive an annual Board retainer of $50,000 for service on the Board, plus any applicable committee retainers to the extent that he is appointed as a member of one or more Board committees in the future. The annual Board retainer and any additional committee retainers will be pro-rated based on the number of months served during the year and will be paid in cash. Mr. Collins will also be entitled to receive expense reimbursement in connection with meeting attendance. As a non-employee director, Mr. Collins is eligible to receive equity awards in the future under the AutoNation, Inc. 2014 Non-Employee Director Equity Plan.

A copy of the press release issued by the Company announcing the appointment of Mr. Collins as a member of the Board is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
The following exhibit is furnished as part of this report:

99.1	Press Release of AutoNation, Inc. dated October 20, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date:	October 21, 2014	By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando
Executive Vice President - General Counsel, Corporate Development and Human Resources